FOR IMMEDIATE RELEASE         April 1, 2003
                              Contact:  Rosemarie Faccone
                              (732) 577-9996



         MONMOUTH REAL ESTATE INVESTMENT CORPORATION
                  ANNOUNCES NEW ACQUISITION


      Freehold,  NJ,  April  1, 2003....On  April  1,  2003,
Monmouth Real Estate Investment Corporation (NASDAQ/NMS:MNRTA) announced the acquisition of a 179,280 square foot industrial building at 2701 South 98th Street, Wyandotte County, in the City of Edwardsville, Kansas, for a purchase price of approximately $7,000,000. This property is net leased to Carlisle Tire and Wheel Company, for ten years. The building was purchased from BODU Partners, a Missouri general partnership.

      The purchase of this property represents the third industrial acquisition by Monmouth Real Estate Investment
Corporation since its fiscal year began on October 1, 2002.

      Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties. The Company's equity portfolio consists of thirty-two industrial properties and one shopping center located in New Jersey, New York, Connecticut, Maryland, Michigan, Mississippi, Missouri, Massachusetts, Iowa, Illinois, Nebraska, North Carolina, Kansas, Pennsylvania,
Florida, Virginia, Ohio, Wisconsin and Arizona. In addition, the Company owns a portfolio of REIT securities.